Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Organization

PMTG TRS LLC	Delaware

PMTG TRS SPV I LLC	Delaware

PMTG I LLC	Delaware

PMTG II LLC	Delaware

PMTG SPE I LLC	Delaware